Exhibit 99.1

PRESS RELEASE

INNOSPEC APPOINTS LESLIE J.PARRETTE AS NON-EMPLOYEE DIRECTOR

Englewood, CO – December 6, 2021 – Innospec Inc. (NASDAQ: IOSP) today announced that it has appointed Mr. Leslie J. Parrette as a non-employee director, effective January 1, 2022.

Mr. Parrette has 14 years experience in private practice as a corporate and transaction lawyer. He subsequently spent 20 years as General Counsel for public companies in domestic and international markets. Most recently, he served as Senior Vice President, General Counsel, Compliance Officer and Corporate Secretary of Novelis Inc., a leading producer of flat-rolled aluminum products and the world’s largest recycler of aluminum. He is Founder and President of One Page Thinking, a data visualisation company.

Mr. Parrette is appointed for an initial term until the Annual Shareholders Meeting in May 2022, and the Board of Innospec Inc. will be expanded from seven to eight members. Mr. Parrette will also be appointed to the Nominating and Corporate Governance Committee.

Milton C. Blackmore, the Chairman of Innospec, said “We are delighted to have Leslie join our Board. He brings valuable skills and experience in corporate law, governance and strategic planning which will be an asset to the Board as Innospec advances its growth strategy”.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the effectiveness, acceptance and distributions of COVID-19 vaccines and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

corbin.barnes@innospecinc.com